Exhibit 99.1

Contacts:

Dave Hage	Kristyn Hutzell
Executive Vice President	The McBride Group
(805) 987-8741	Investor Relations

(925) 946-9432

May 12, 2005

POWER-ONE ANNOUNCES THE RETIREMENT OF ED SCHNOPP,

CHIEF FINANCIAL OFFICER

Camarillo, CA, May 12, 2005 — Power-One, Inc. (NASDAQ: PWER) today announced that Ed Schnopp, Senior Vice President, Finance, Treasurer and Chief Financial Officer, advised the company on May 10 that he has decided to retire, to be effective at the end of the Company’s current quarter.  Mr. Schnopp resigned from the positions of Senior Vice President, Finance, Treasurer and Chief Financial Officer effective May 10.  He will continue to provide assistance as requested by the Company until his retirement date to ensure a smooth transition.  Mr. Paul Ross, Vice President of Finance has been appointed as acting Chief Financial Officer, and has been elected as Treasurer.   Ms. Veronica Tarrant, Vice President, Finance, CAPS Division, has been appointed as acting Chief Accounting Officer.

Mr. Schnopp commented, “During the past twenty four years that I’ve enjoyed a good association with Power-One, we’ve grown from a very small power supply company to one that is now recognized as an industry leader.  I believe my retirement comes at a good time – as we discussed in our last conference call, we are on the road to profitability and we are making great progress in the marketplace.  We’ve also recently been through the Sarbanes Oxley audits and did exceedingly well.  I feel now is the time to step down, follow long-standing plans, and take some time off to enjoy my family and other outside interests.  I was fortunate over the years to develop great relationships with the employees of the company, and I will miss them.”

Steve Goldman, Chairman and CEO of Power-One commented, “Ed has done an outstanding job for Power-One for many years.  He knows the company inside and out, and has the ability to see things from a perspective that most CFOs can’t imagine.  He has been instrumental in the overall strategy and the success of the company, including our Management Buy Out, the Initial Public Offering, and five major acquisitions.  He’s also done an outstanding job in setting up the finance, as well as the Information Technology (IT) organization throughout the whole company, and so we have the ability to continue on with the great things that he’s established.  He’s also agreed to work with us as required to ensure a smooth transition.   Mr. Ross and Ms. Tarrant are well qualified and capable professionals, who will ensure a smooth transition and continued excellence in our financial and accounting affairs.   I and the entire senior staff and employees greatly appreciate Ed’s vast contributions over the years.  He will be sincerely missed and we wish him the best in his retirement”.

About Power-One:

Power-One is a leading designer and manufacturer of power conversion products sold primarily to telecommunications and Internet service providers, as well as communications equipment manufacturers.  Power-One’s high-reliability products are also used in applications such as test equipment and high-end industrial applications.  Power-One, with headquarters in Camarillo, CA, has over 2,000 employees with manufacturing and R&D operations in the United States, Dominican Republic, Switzerland, Slovakia, Ireland and China.

For information on Power-One and its products, visit the company’s Web site at www.power-one.com.

This press release contains forward-looking statements, which are made pursuant to the Safe-Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as “expect,” “anticipate,” “will,” and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Future results may be adversely affected by various factors including the Company’s success in its efforts to arrange an orderly transition and succession for the Chief Financial Officer position.  See “Risk Factors” in the Company’s 2004 Form 10-K on file with the Securities and Exchange Commission for greater detail regarding factors that constitute cautionary statements with respect to such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements.  The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.